Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-31737, No. 333-66305, and No. 333-115591) on Form S-8 and (No. 333-157328) on Form S-3 of New Hampshire Thrift Bancshares, Inc. and Subsidiaries of our report dated March 23, 2012 with respect to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, cash flows and comprehensive income, for each of the years in the three-year period ended December 31, 2011 which report appears in the Annual Report on Form 10-K for the year ended December 31, 2011 of New Hampshire Thrift Bancshares, Inc.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 23, 2012